Exhibit 4.3

FIRST AMENDMENT TO

THIRD AMENDED AND RESTATED EXCHANGE AGREEMENT

This AMENDMENT TO THIRD AMENDED AND RESTATED EXCHANGE AGREEMENT (this “Amendment”) is effective as of September 30, 2019, by and among Atlas Holdings, LLC, a Delaware limited liability company (“Brookfield”), Oaktree Capital Group, LLC, a Delaware limited liability company (“Oaktree”), and Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH” and, together with Brookfield and Oaktree, the “Amending Parties”). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Exchange Agreement (as defined below).

WHEREAS, the Amending Parties are party to that certain Third Amended and Restated Exchange Agreement, dated as of September 30, 2019, by and among the Amending Parties and the other parties thereto (the “Exchange Agreement”);

WHEREAS, pursuant to Section 5.12(a) of the Exchange Agreement, the Exchange Agreement may be amended in writing by agreement of the Amending Parties without the approval or consent of any other party thereto (other than with respect to any amendment that would adversely affect in any material respect any OCGH Limited Partner relative to all OCGH Limited Partners collectively as a group); and

WHEREAS, the Amending Parties desire to amend the Exchange Agreement to reflect the understanding and agreement among the parties thereto that the Exchange Consideration for Exchanges occurring during fiscal year 2020 shall consist solely of cash, which was not reflected in the Exchange Agreement due to a scrivener’s error.

NOW THEREFORE, in consideration of the foregoing, the Amending Parties agree as follows:

1.                  Effective as of September 30, 2019, the Exchange Agreement is amended as follows:

(a) Section 2.1(f)(iii)(C).

Section 2.1(f)(iii)(C) of the Exchange Agreement is hereby amended and replaced in its entirety with the following: “(C) with respect to any Exchanges occurring in fiscal year 2020, the Exchange Consideration shall consist solely of cash, and with respect to any Exchanges occurring in fiscal year 2021, the Exchange Consideration shall consist solely of cash, Class A Shares or a combination of the foregoing”.

(b) “Base Fee Earnings”.

The phrase “(as defined in the Oaktree Operating Agreement)” in the definition of Base Fee Earnings of the Exchange Agreement is hereby amended and replaced in its entirety with the following: “(as defined in the AOH Operating Agreement)”.

2.                  The Amending Parties agree that, except as specifically provided in this Amendment, the Exchange Agreement shall remain in full force and effect without any other amendments or modifications.

3.                  Sections 5.1, 5.2, 5.7, 5.8, 5.10, 5.11, 5.12, 5.13 and 5.16 of the Exchange Agreement are hereby incorporated into this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, this Amendment is effective as of the date first written above.

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Jeffrey Joseph
Name: Jeffrey Joseph
Title: Managing Director

ATLAS HOLDINGS, LLC

By:	/s/ Karly Dyck
Name: Karly Dyck
Title: Secretary

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By:	Oaktree Capital Group Holdings GP, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Jeffrey Joseph
Name: Jeffrey Joseph
Title: Managing Director

[SIGNATURE PAGE TO AMENDMENT TO EXCHANGE AGREEMENT]